[UNIFI LETTERHEAD]
December 12, 2008
Unifi, Inc.
7201 West Friendly Avenue
Greensboro, NC 27410

RE:	Registration Statement on Form S-8 of the 2008 Unifi, Inc. Long-Term Incentive Plan
Gentlemen:
     I am the Vice President, Secretary and General Counsel of Unifi, Inc., a New York corporation (“Corporation”). In that capacity I have acted as counsel for the Corporation in connection with the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission (the “Commission”) relating to the issuance of up to 6,000,000 shares of the Corporation’s Common Stock, $.10 par value per share (the “Shares”) pursuant to the 2008 Unifi, Inc. Long-Term Incentive Plan (the “Plan”).
     In rendering this opinion, I have examined such documents, legal opinions and precedents, corporate and other records of the Corporation and certificates of public officials and officers of the Corporation as I have deemed necessary or appropriate to provide a basis for the opinions set forth herein.
     Based on the foregoing, I am of the opinion that Shares to be issued by the Corporation pursuant to the terms and conditions of the Plan, are legally authorized, and when such Shares shall have been issued upon the terms and conditions set forth in the Plan, then such Shares shall be validly issued, fully paid and nonassessable.
     I hereby consent (1) to be named in the Registration Statement as the attorney who passed upon the legality of the Shares, and (2) to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.
Very truly yours,
/s/ Charles F. McCoy
Charles F. McCoy
Vice President, Secretary and General Counsel